Exhibit 16


                            [BDO SEIDMAN LETTERHEAD]



August 17, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549




We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on August 15, 2006, to be filed by our former client, CoActive Marketing Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours truly,


/s/ BDO Seidman LLP